ANNEX B
                        AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is dated as of ___________, 2002, between Book Corporation of America, a Utah corporation ("Book") and Secured Diversified Investment, Ltd., a Nevada corporation ("SDI").

                                 WITNESSETH

     WHEREAS, the Board of Directors of Book have deemed it to be in the best interest of Book to change its domicile from the state of Utah to the state of Nevada; and

     WHEREAS, Book has authorized an capitalization of 100,000,000 shares of common stock, $.005 par value ("Book Common Stock") of which, 2,349,540 were issued and outstanding as of May ___, 2002; and

     WHEREAS, SDI has an authorized capitalization of 100,000,000 shares of common stock, $.001 par value ("SDI Common Stock") of which, 100 shares were issued and outstanding as of May ___, 2002; and

     WHEREAS, the Board of Directors of Book and SDI, deem it advisable for Book to merge with and into SDI in accordance with the provisions of the Utah Revised Business Corporations Act and the Nevada Revised Statutes.

     NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, Book and SDI agree that Book shall merge with and into and SDI. SDI shall be the corporation surviving the Merger and the terms and conditions of the Merger, the mode of carrying it into effect and the manner and basis of converting shares in Merger shall be as follows:

                                 ARTICLE I

                                 The Merger

     (a) Subject to and in accordance with the provisions of this Agreement, Certificate of Merger shall be executed by Book and SDI and filed in the Offices of the Secretary of States of the State of Utah and the State of Nevada as provided in the Utah Revised Business Corporation Act and the Nevada Revised Statutes, respectively.

     (b) The Merger shall become effective at the time ("Effective Time") of filing of the Certificate of Merger with the Secretary of State of Nevada in accordance with Section 92A.240 of the Nevada Revised Statutes.

     (c) At the Effective Time, Book shall be merged with and into SDI.
SDI shall be designated as the surviving corporation and shall continue its corporate existence under the laws of the State of Nevada and the separate existence of Book shall cease (Book and SDI are referred to herein as the "Constituent Corporations" and SDI, the corporation designated as the surviving corporation, is referred to herein as the "Surviving Corporation").

     (d) Prior to and after the Effective Time, Book and SDI, respectively shall take all such action as may be necessary or appropriate in order (i) to effect the Merger, and (ii) thereafter carry out the purposes of this Agreement to vest in the Surviving Corporation all the rights, privileges, immunities and franchises, as of a public or a private nature, of each Constituent Corporation; and all property, real, personal and mixed, and all debts and all chooses in action, and all and every other interest of or belonging to or due to, each Constituent Corporation, and the officers and Directors of each Constituent Corporation as of the Effective Time shall take all such action.

                                 ARTICLE II

                       Terms of Conversion of Shares

     Shares of Book Common Stock may be converted to shares of SDI Common stock on a one share for one share basis.

                                ARTICLE III

                   Articles of Incorporation and By-Laws

     (a) From and after the Effective Time, the Articles of Incorporation and By-Laws of SDI as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and By-Laws of the Surviving Corporation until amended.

                                 ARTICLE IV

                           Directors and Officers

     The persons who are Directors and officers of SDI immediately prior to the Effective Time shall continue as the Directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the By-Laws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the By-Laws of the Surviving Corporation.



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                                 ARTICLE V

                             Stock Certificates

     Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Book Common Stock may, but shall not be required to, surrender the same to SDI for cancellation and exchange or transfer, and each such holder or transferee thereof will be entitled to receive a certificate of certificates representing the same number of shares of SDI Common Stock as the number of shares of Book Common Stock previously represented by the stock certificate or certificates surrendered. Until so surrendered for cancellation and exchange or transfer, each outstanding certificate which, prior to the Effective Time, represented shares of Book Common Stock shall be deemed and treated for all corporate purpose to represent the ownership of the same number of the shares of SDI as though such surrender for cancellation and exchange or transfer thereof had taken place. The stock transfer books for Book Common Stock shall be deemed to be closed at the Effective Time, and no transfer of shares of Book Common Stock outstanding immediately prior to the Effective Time shall thereafter be made on such books. Following the Effective Time, the holders of certificates representing Book outstanding immediately before the Effective Time shall cease to have any rights with respect to stock of the Surviving Corporation and their sole rights shall be with respect to the SDI Common Stock into which their shares of Book Common Stock shall have been converted in the Merger.

                                 ARTICLE VI

                          Conditions to the Merger

     Consummation of the Merger is subject to the satisfaction of the following conditions:

     (a) The Merger shall have received such approval of the Board of Directors and shareholders of each Constituent Corporation entitled to vote thereon as is required by the Utah Revised Business Corporation Act, the Nevada Revised Statutes and the Articles of Incorporation of each Constituent Corporation.

     (b) Book and SDI shall have fulfilled all statutory requirements for the valid consummation of the Merger.

     (c) Book and SDI shall have furnished corporate resolutions and/or other documentary evidence satisfactory to counsel for each that this Agreement has properly been submitted to and received approval from the Board of Directors of each party as required by applicable law.

                                ARTICLE VII

                     Amendment, Waiver and Termination

     (a) Book and SDI by mutual consent of their respective Boards of Directors may amend, modify or supplement this Agreement or waive any condition set forth in Article VI hereof in such manner as may be agreed upon by them in writing, at any time before or after approval of this Agreement by the shareholders of Book, but not after the time that the Certificate of Merger are filled with the Nevada Secretary of State ("Filing Time"); provided, however, that no such amendment, modification, supplement or waiver shall, in the sole judgment of the Board of Directors of Book, materially adversely affect the rights of the shareholders of Book.

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     (b) Consummation of the Merger may be deferred by the Boards of
Directors of either party or any authorized officer of either party for a reasonable period of time if said Board or officer determines such deferral would be in the best interest of its respective corporation or its shareholders.

     (c) This Agreement may be terminated and the Merger and other transactions herein provided for abandoned at any time prior to the Filing Time, whether before or after approval of this Agreement by the shareholders of Book, by action of the Board of Directors of Book, by the shareholders of SDI or by action of the Board of Directors of SDI if said Board of Directors determines for any reason that the consummation of the transactions herein provided for would for any reason be inadvisable or not in the best interests of Book, SDI or their respective shareholders.

                                ARTICLE VIII

                               Miscellaneous

     (a) This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

     (b) This Agreement shall be governed by, and construed in accordance with the laws of the State of Nevada.


     IN WITNESS WHEREOF, Book and SDI pursuant to approval and authorization duly given by resolutions adopted by their respective Boards of Directors, have each caused this Agreement and Plan of Merger to be executed by its President.


Book Corporation of America,         Secured Diversified Investment, Ltd.
a Utah corporation                   a Nevada corporation


/s/                                  /s/
---------------------------          --------------------------
Ronald Robinson, President           Ronald Robinson, President






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